THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

<<Letter Date>>

CONFIDENTIAL TO:  <<Name>>

In the meeting on <<Meeting Date>>, you were granted Performance Units under the Steelcase Inc. Incentive Compensation Plan (the “Plan”), subject to the terms and execution of this Award Agreement.

This Award Agreement provides additional information regarding your Award and your rights under the Plan. A copy of the Plan has already been provided to you.  If there is any inconsistency between this Award Agreement and the Plan, the Plan controls.  Capitalized terms used in this Award Agreement are defined in the Plan, unless defined herein.

Overview of Your Award

1.	Type of Award: Performance Units as authorized under Article 9 of the Plan.

2.	Target Number of Performance Units under this Award, as may be increased from time to time pursuant to paragraph 9C below (the “Target Award”): <<# of Performance Units>>

3.	Award Date: <<Award Date>>

4.
Performance Measure:  Total Shareholder Return (“TSR”) during the three-year Performance Period, as outlined in Article 12 of the Plan.  For purposes of this Award, TSR shall be expressed as a compound annual growth rate.

5.	Performance Period: The Performance Period for this Award begins on the first day of the Company’s 2010 fiscal year and ends on the last day of the Company’s 2012 fiscal year.

6.	Number of Performance Units Earned:

A.	Total Number of Performance Units Earned

Except as may be provided in paragraph 7 below, after completion of the Performance Period, the total number of Performance Units will be earned and vested based entirely on Relative TSR as of the last day of the Performance Period (the “Total Award”).  For purposes of the Total Award, TSR shall be expressed as a compound annual growth rate and calculated as follows:

TSR	=	(	Ending Stock Price + Dividends Paid Beginning Stock Price	)	(1/3) - 1

“Beginning Stock Price” shall mean the average closing price as reported on the New York Stock Exchange (or such other principal exchange as the Company’s Class A Common Stock may be traded from time to time) of one (1) Share for the twenty (20) trading days immediately prior to the first day of the Performance Period.  “Ending Stock Price” shall mean the average closing price as reported on the New York Stock Exchange (or such other principal exchange as the Company’s Class A Common Stock may be traded from time to time) of one (1) Share for the last twenty (20) trading days of the Performance Period.  “Dividends Paid” shall include all dividends paid as described in paragraph 9 of this Award Agreement.
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To determine Relative TSR, a Peer Group of companies approved by the Committee will be used.  The Peer Group will be ranked from highest Total Shareholder Return expressed as a compound annual growth rate to lowest Total Shareholder Return expressed as a compound annual growth rate.  The total number of Performance Units earned and vested as of the last day of the Performance Period based upon Relative TSR shall then be determined by comparing the Company’s TSR expressed as a compound annual growth rate to the Peer Group and based upon the following chart.  Interpolation shall be used in the event the Company’s percentile rank does not fall directly on one of the ranks listed in the table below and in no event will the payout as a percent of the Target Award exceed 200%.

Relative TSR	Total Number of Performance Units as a Percent of Target Award
90th Percentile and above	200%
80th Percentile	175%
70th Percentile	150%
60th Percentile	125%
50th Percentile	100%
40th Percentile	75%
30th Percentile	50%

B.	Minimum Number of Performance Units Earned

Notwithstanding paragraph 6A above, and except as may be provided in paragraphs 7 and 9C below, <<# = 25% of Target Award>> which is 25% of your Target Award, rounded down to the nearest whole Share (the “Floor Award”), will become earned and vested under this Agreement if you remain employed by the Company or an Affiliate through the last day of the Performance Period whether or not any of the performance criteria set forth in paragraph 6A above are met.

C.	TSR Award

Any Performance Units in excess of the Floor Award shall be referred to as the “TSR Award”.

7.	Death, Disability, Retirement Eligibility, Termination without Cause or Change in Control :

A.	Death or Disability

If you die or become Disabled while an Employee after <<Award Date + 6 months>> during the Performance Period,

(i) your Floor Award will become immediately fully vested; and

(ii) in addition, your TSR Award will become immediately earned and vested in accordance with the following schedule:

•	If you die or become Disabled after <<Award Date + 6 months>> through the last day of the Company’s 2010 fiscal year, an additional <<shares>> Performance Units will become earned and vested;
•
If you die or become Disabled between the first day of the Company’s 2010 fiscal year and the last day of the Company’s 2011 fiscal year, an additional <<shares>> Performance Units will become earned and vested;

•
If you die or become Disabled between the first day of the Company’s 2010 fiscal year and the last day of the Company’s 2012 fiscal year, an additional <<shares>>Performance Units will become earned and vested.

A “Disability” or “become Disabled” means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, you are unable to engage in any substantial gainful activity or are receiving income replacement benefits under an accident and health plan covering employees of the Company for a period of not less than three months.

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B.	Retirement Eligibility

In the event you become Retirement Eligible during the Performance Period,

(i) your Floor Award will become immediately fully vested and the Company will issue you corresponding Shares as soon as practicable following the last day of the Performance Period (and not when you become Retirement Eligible or on your date of Retirement), but in no event more than 90 days following the last day of the Performance Period; and

(ii) you will continue to be eligible to earn and vest your TSR Award in accordance with paragraph 6 of this Award Agreement.

“Retirement Eligible” means your age plus years of continuous service total 80 or more and “Retirement” means your employment is terminated following becoming Retirement Eligible.

C.	Termination without Cause

If you are terminated without Cause by the Company or the Affiliate then employing you (a “Termination without Cause”) during the Performance Period,

(i) your Floor Award will become immediately fully vested; provided, that such termination of employment constitutes a “separation from service” under Section 409A of the Code; and

(ii) in addition, your TSR Award will be forfeited in its entirety.

The term “Cause” means (1) your willful and continued failure to perform substantially your duties with the Company or the Affiliate then employing you (other than any such failure resulting from incapacity due to physical or mental illness), or (2) your willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; provided, that for purposes of this definition, no act or failure to act, on your part, will be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company or the Affiliate then employing you.

D.	Change in Control

In the event of a Change in Control after <the Award Date+ 6 months> during the Performance Period,

(i) your Floor Award will become immediately fully vested; and

(ii) you will become immediately earned and vested in a pro-rata portion of your TSR Award based on the Total Award being equal to the Target Award and based upon the portion of the Performance Period which has elapsed prior to the Change in Control.

Notwithstanding anything to the contrary, if the Change in Control event does not constitute a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A of the Code, and if the Company determines your Floor Award constitutes deferred compensation subject to Section 409A of the Code, then the Company will issue you the Shares underlying your Floor Award as soon as practicable following the last day of the Performance Period (and not upon the Change in Control), but in no event more than 90 days following the last day of the Performance Period.

8.	Payment

A.	Floor Award

Except as may be provided in paragraphs 7B or 7D, your Floor Award will be paid to you in Shares as soon as administratively practicable, but in no event later than 90 days following the date of vesting.

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B.	TSR Award

Your TSR Award, if any, will be paid to you in Shares, rounded down to the nearest whole Share, as soon as administratively practicable following the date of vesting, but in no event later than 2 ½ months following the end of the calendar year in which vesting occurs.

C.	Maximum Payout

Notwithstanding any provision under this Award Agreement and in accordance with the terms of the Plan, your maximum aggregate payout (determined as of the last day of the Performance Period) in any one fiscal year will be equal to the value of two hundred fifty thousand (250,000) Shares.

9.	Voting Rights and Dividend-Equivalents:

A.	No Voting Rights

You are not the owner of record of the Shares underlying your Performance Units until the applicable Transfer Date (as defined in this paragraph) and accordingly, you will have no voting rights on such Shares.  In all cases, the date the Shares are issued to you with respect to your Floor Award or TSR Award is referred to as the “Transfer Date”.

B.	Cash Dividend-Equivalents

You will receive a cash payment equal to any cash dividends that the Company declares and pays on its Shares with respect to the number of Shares underlying your Target Award.  The Company shall pay such cash dividend-equivalents at such time or times as it determines in its sole discretion; provided, the Company shall pay any cash dividend-equivalent within the calendar year in which the cash dividend is declared.

C.	Stock Dividend-Equivalents

You will be entitled to be credited with dividend-equivalents in the form of Shares with respect to the number of Shares underlying your Target Award, calculated as follows: on each date that a stock dividend is paid by the Company while your Performance Units are outstanding, your Target Award will be increased with an additional number of Performance Units equal to the number of whole Shares that would have been issued with respect to your Target Award had the Performance Units been issued as Shares.  The additional Performance Units credited under this paragraph will be subject to the same terms and conditions applicable to your Performance Units originally granted under this Award Agreement, including, without limitation, for purposes of crediting additional dividend-equivalents.

10.	Forfeiture of Awards:

All unearned Performance Units will be forfeited upon a termination of your employment during the Performance Period for any reason other than death, Disability, Retirement or a Termination without Cause.

Any Performance Units that do not vest as a result of the events under paragraphs 6 or 7 shall be forfeited immediately upon the occurrence of such event.

Pursuant to Article 15.4 of the Plan, if you engage in any Competition with the Company (as defined in the Plan and determined by the Administrative Committee in its discretion) you will immediately and permanently forfeit the right to receive payment from this Award, whether or not vested.  You must return to the Company any gain resulting from this Award at any time within the twelve-month period preceding the date you engaged in Competition with the Company.

11.	Transfer: Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

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12.
Taxes:  You may be required to pay to the Company or an Affiliate and the Company and/or Affiliate shall have the right and are hereby authorized to withhold from any payment due or transfer made under this Award or from any compensation or other amount owing to you the amount (in cash, Shares, other securities or other property) of any applicable withholding taxes in respect of this Award or any payment or transfer under or with respect to this Award and to take such other action as may be necessary to satisfy all obligations for the payment of such withholding taxes.

13.
Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  It is expressly understood that the Committee or its designee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which will be binding upon the Participant.

14.
Required Approvals: This Award Agreement will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

15.	Governing Law: To the extent not preempted by federal law, this Award Agreement will be governed by, and construed in accordance with, the laws of the State of Michigan, USA.

16.
Amendment:  This Award Agreement may be amended or modified by the Committee as long as the amendment or modification does not materially adversely affect your Award.  Notwithstanding anything to the contrary contained in the Plan or in this Award Agreement, to the extent that the Company determines that the Performance Units are subject to Section 409A of the Code and fail to comply with the requirements of Section 409A of the Code, the Company reserves the right to amend, restructure, terminate or replace the Performance Units in order to cause the Performance Units to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

17.
Six-Month Delay of Payment:  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Award Agreement during the six-month period immediately following your “separation from service” (as defined under Section 409A of the Code) will instead be paid as soon as practicable following the first business day after the date that is six months following your separation from service (or death, if earlier), but in no event later than 30 days following such date.

By signing this Award Agreement, you hereby acknowledge:

(a)	that the Plan is discretionary in nature and may be suspended or terminated at any time;
(b)
that each grant of a Performance Unit is a one-time benefit which does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of Performance Units;

(c)
that all determinations with respect to future grants, if any, including, but not limited to, the times when the Performance Units will be granted, the number of Shares subject to each grant, and the time or times when each Share will vest, will be at the sole discretion of the Board of Directors;

(d)
that your participation in the Plan does not create a right to further employment with your employer and will not interfere with the ability of your employer to terminate your employment relationship at any time with or without cause;

(e)	that your participation in the Plan is voluntary;
(f)	that the value of the Performance Units is an extraordinary item of compensation which is outside the scope of your employment contract, if any;
(g)
that the Performance Units are not part of normal and expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(h)	that the right to the grant ceases upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan or this Award Agreement; and
(i)	that the future value of the Performance Units is unknown and cannot be predicted with certainty.

By signing this Award Agreement, and as a condition of the grant of the Performance Units, you hereby consent to the collection, use and transfer of personal data as described below.  You understand that the Company and its subsidiaries hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social security number, salary, nationality, job title, any Shares of stock or directorships held in the Company, details of all Performance Units or other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).

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You further understand that the Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and/or its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan (“Data Recipients”).  You understand that these Data Recipients may be located in your country of residence or elsewhere.

You hereby authorize the Data Recipients to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf.

You understand that you may, at any time, review the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company.  You further understand that withdrawing consent may affect your ability to participate in the Plan and/or may affect your Award.

If you have any questions regarding your Award or this Award Agreement, or would like a copy of the Plan, please contact John Hagenbush, Director, Compensation, at (616) 246-9532.

Sincerely,
A

James P. Hackett
President and CEO

Please acknowledge your agreement to participate in the Plan and this Award Agreement, and to abide by all of the governing terms and provisions, by signing the following representation.  Your signed representation must be returned by << 30 days after letter date>> to:

Compensation Department (CH-2E-04)
Attn: Steven Dobias
Steelcase Inc.
PO Box 1967
Grand Rapids, MI  49501-1967

Agreement to Participate

By signing a copy of this Award Agreement and returning it I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions that may limit my rights under this Award Agreement.

Date: ____________________________________________

Participant: _______________________________________

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